UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2007

Power3 Medical Products, Inc.
(Exact name of registrant as specified in its charter)

New York	0-24921	65-0565144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas  77381
(Address of principal executive offices and zip code)

(281) 466-1600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 3, 2007, Power3 Medical Products, Inc. (“the Company” or “Power3”) entered into a collaboration agreement with NeoGenomics, Inc. of Fort Myers, Florida, to form a joint venture Contract Research Organization (CRO).

Under the terms of the Agreement, Power3 agrees to issue, and NeoGenomics agrees to purchase, a convertible debenture in the principal amount of $200,000. The convertible debenture will be convertible into common shares of the Company at $.20 per share, however the conversion price can be reset at any time and from time to time, in accordance with paragraphs 7 and 9 of the Agreement. The debenture shall accrue interest at 6% per annum, payable quarterly, and the principal amount of the debenture shall be due and payable two years after closing.

In addition, in consideration of NeoGenomics, Inc.’s commitment to purchase the debenture and form the joint venture, Power3 grants, to Neogenomics, Inc., an irrevocable option (the “First Option”) to purchase, in one or a series of transactions, voting convertible preferred stock that is convertible into such number of shares of common stock of Power3, after taking into account, all outstanding First Option Preferred Stock, on an as-converted basis.

Further, in consideration of NeoGenomics, Inc.’s commitment to purchase the debenture and form the joint venture, Power3 grants NeoGenomics, Inc. an irrevocable option (the “Second Option”) to purchase, in one or a series of transactions, voting convertible preferred stock that is convertible into such number of shares of common shares of the Company as is necessary to increase NeoGenomics, Inc.’s ownership of the voting common stock of Power3, up to 60% of Power3’s voting common stock, after taking into consideration all outstanding First Option Preferred Stock and Second Option Preferred Stock, on an as-converted basis.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description

Exhibit 10.1*	Agreement to form a Joint Venture and Issuance of Convertible Debenture and Related Securities between NeoGenomics, Inc. and Power3 Medical Products, Inc.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power3 Medical Products, Inc.

By:	/s/ Steven B. Rash
Steven B. Rash
Chairman and CEO

Date: April 11, 2007